                                   EXHIBIT 6.9

                CONSULTING AGREEMENT WITH LIONS PEAK CAPITAL LTD.

                              CONSULTING AGREEMENT

          This Agreement has been entered into this 30th day of November, 1998.

                           BY AND BETWEEN

BY:           GLOBAL TELEPHONE COMMUNICATION INC.
              Suite 910-510 Burrard Street
              Vancouver, BC V6C 3A8
              Hereinafter called "Global"

AND:          LIONS PEAK CAPITAL LTD.
              1463 Haro Street
              Vancouver, BC V6G 1G2

              Hereinafter called "Lions Peak"

Who declare under the penalty of perjury that they have full corporate and legal authority trusted in them to enter this Agreement.

Whereas, it is understood that Global has a need for consulting and Lions Peak provides consulting services for public companies;

Therefore, in consideration of their mutual promises, assertions and covenants set forth herein, the parties mentioned above are desirous of establishing an Agreement for their common benefit and agree to abide by the following terms and conditions:

TERM:

The term of this Agreement shall be for one year commencing on December 1, 1998 with provisions for extensions on a monthly basis mutually acceptable to both parties.

Lions Peak shall provide the following consulting services:

1. Liaison with principal market makers and coordinate instructions for trading activity.

2. Coordinate and prepare documentation for inclusion into Standard and Poors, a full corporate manual listing to qualify for secondary trading exemptions in several states.

3. Liaison with Carmine Bua and other outside counsel to coordinate and assist in the preparation of required regulatory filings (15c-211, Form 10 etc) within the appropriate timetable as mandated by the SEC and NASD.

4. Liaison with Corporate auditors to assist in the document production required for annual audits.

5. Design and implement corporate office filing system to conform to the prototype designed and utilized by Carmine Bua.

6. Liaison with principals in Hong Kong, China and Vancouver to advise on corporate matters and specific business transactions.

7. Assist in the preparation of news releases and coordinate the public dissemination of news.

8. Make introduction to contacts of Lions Peak including but not limited to private investors, bankers, investment bankers, members of the securities industry and corporate officers. Fee agreements for successfully concluded business would be covered under separate agreements.

EXPENSES

All expenses are to be paid by Global including but not limited to regulatory filing fees, legal and accounting fees, transfer agent fees, office supplies, rent and telephone, additional staff, travel and entertainment. All expenses will be properly documented and invoiced to Global for management review and approval.

COMPENSATION

1. Global will pay Lions Peak a monthly consulting fee of Five Thousand Canadian Dollars ($5,000.00 USD) per month commencing on December 1, 1998 by either a wire transfer to Lions Peak's CDN account (See Exhibit
         A) or by a check drawn off a Vancouver located bank. Payments are due on the 30th of every month for one (1) year with provisions for extending the contract.

2. Global will give Lions Peak the option to purchase twenty thousand (20,000) free trading GTCI common shares at a price of twenty-five cents (.25) per share pursuant to a Reg D Rule 504 stock offering. Global directors will set options for Lion Peak on the 1999 round of options with the amount to negotiated between both parties.

INDEMNIFICATION

Global agrees to indemnify Lions Peak and hold harmless with regard to information supplied to Lions Peak by Global for news releases, corporate filings and all the information disseminated to the public.

The term of this Agreement is for one (1) year with provisions for extensions and beginning December 1, 1998 and shall be binding on the parties hereto their heirs, successors, administrators, executors and assigns.

A facsimile copy of this Agreement shall serve as the original and shall be legally binding on the parties.

In witness whereof, the parties have executed this Consulting Agreement, effective December 1, 1998.

FOR AND ON BEHALF OF GLOBAL TELEPHONE COMMUNICATION INC.


(ILLEGIBLE)
--------------------
AUTHORIZED SIGNATORY


FOR AND ON BEHALF OF LIONS PEAK CAPITAL LTD.


/s/ MARK A. HOLDEN
-----------------
MARK A. HOLDEN
PRESIDENT